Exhibit 99.1

Press Release


          DEARBORN, Mich., November 2, 1998 -- CMS Energy Corporation (NYSE:CMS) announced today that it has executed a definitive agreement to acquire Panhandle Eastern Pipe Line Company, Trunkline Gas Company and the storage related to those systems and the Trunkline LNG Company terminal from Duke Energy for $2.2 billion involving a cash payment of $1.9 billion and existing Panhandle debt of $300 million.

          The assets include: 11,500 miles of mainline gas pipe extending from the Texas Gulf Coast to Michigan and from the Kansas/Oklahoma mid-continent to Michigan, with a combined capacity of 3.5 billion cubic feet per day; 340 miles of pipeline in the offshore Gulf of Mexico; 70 billion cubic feet of underground gas storage facilities; an LNG port, unloading and regasification facilities with a production capacity of 700 million cubic feet per day and liquid storage of 1.8 million barrels.

          William T. McCormick, Jr., Chairman and Chief Executive Officer of CMS Energy, stated, "this acquisition positions CMS Energy as the premier diversified energy company in the U.S. Midwest and an even stronger global energy company. Panhandle's energy assets are an exceptionally good strategic fit with CMS Energy because of their physical connection to our substantial gas distribution and storage assets in Michigan and our extensive gas gathering and processing assets in the U.S. mid-continent area. Furthermore, there are numerous synergies that will result from this first major geographically contiguous electric and gas convergence merger as gas-fueled electric generation continues to grow rapidly in the U.S. Midwest."

          Importantly, Mr. McCormick said, "the acquisition is projected to be immediately accretive to CMS Energy's earnings in 1999 (even with additional common shares expected to be issued), generates surplus cash and provides for additional earnings growth in the second year and beyond."

          The transaction is expected to close in January 1999. It is subject to the normal pre-merger Hart-Scott-Rodino Act notification.

          With the Panhandle acquisition, CMS Energy's worldwide energy assets would include ownership interest in:

o 22,000 miles of pipeline and 20,000 miles of gathering systems on four continents.

o Six gas and electric distribution companies serving over four million customers in North and South America with an additional one-million customer company in the final stages of acquisition in Asia.

o 15,000 megawatts from 30 major power plants operating on five continents with an additional 5,000 megawatts in construction.

o One billion cubic feet/day of gas processing capacity, and 350 billion cubic feet of gas storage capacity in operation; 700 million cubic feet/day LNG terminal and a 2500 metric ton/day methanol plant under construction.

          CMS Energy Corporation is currently a $5 billion (sales), $10 billion (assets) international energy company operating throughout the U.S. and in 21 countries around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines and storage; oil and gas exploration and production; and energy marketing, services and trading. CMS Energy Corporation's principal subsidiary is Consumers Energy, Michigan's largest utility and America's fourth largest combination gas and electric utility.

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